Exhibit 16.1

June 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated June 10, 2002 of Brantley Capital Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

/s/ ARTHUR ANDERSEN LLP

cc: Mr. Tab A. Keplinger